Exhibit No. 21

TELTRONICS, INC.

Subsidiaries

TTG ACQUISITION CORP.
2150 Whitfield Industrial WaySarasota,
Florida 34243

(100%)

TELTRONICS S.A. de C.V.
Circuito Juristas No. 75-B, Ciudad Satelite
Naucalpan de Juarez, Estado de Mexico
C.P. 53110

(100%)

TELTRONICS LIMITED
Regent Court, Laporte Way
Luton, Bedfordshire LU48AE
United Kingdom

(100%)

36371 YUKON INC.
610-4370 Dominion Street
Burnaby, British Columbia V5G 4L7
Canada

(100%)